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                                                                    EXHIBIT 99.2

                                                           For Immediate Release

          ANCHOR GLASS ANNOUNCES ACTION FILED BY CONSUMERS U.S., INC.

         Tampa, FL, October 11, 2001 -- Anchor Glass Container Corporation announced today that on October 5, 2001 an action was filed by Consumers U.S., Inc. in the Court of Chancery of the State of Delaware in and for New Castle County against Anchor Glass and certain members of its board of directors. The action alleges, among other things, that the rights plan adopted by the Anchor Glass board of directors on September 26, 2001, and as amended on September 27, 2001, is unlawful and that certain members of the board breached their fiduciary duties of loyalty, good faith and care and have acted unlawfully in adopting the rights plan. Through this action in the Delaware court, Consumers U.S. seeks injunctive relief to, among other things, prevent the application of the rights plan to a proposed sale of the equity interest of Anchor Glass held by Consumers U.S. by Consumers Packaging, its parent, to Owens-Illinois, Inc. (NYSE: OI). The complaint also seeks declaratory relief and damages with respect to the actions associated with the adoption of the rights plan by Anchor Glass. The scope of the rights and the holders of the rights may be affected by any final judgment entered in such action. Anchor Glass intends to vigorously defend the claims alleged in the action.

         A copy of the complaint will be filed as an exhibit to a Form 8-K filed by Anchor Glass with the Securities and Exchange Commission.

         Anchor Glass Container Corporation, the third-largest manufacturer of glass containers in the U.S., supplies beverage and food producers and consumer products manufacturers nationwide. Based in Tampa, Fla., Anchor employs 2,900 people at twelve U.S. locations.

Contact:        Dale A. Buckwalter
                Executive Vice President & CFO
                813-884-0000

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